Exhibit 10.9
EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 22nd day of May 2008 with an effective date of April 1, 2008

BETWEEN:

AULTRA GOLD INC., a company incorporated under the laws of the State of Nevada having an office at PO Box 1049. Jacksonville, OR 97530

(hereinafter called the "Company")
 OF THE FIRST PART
AND:

Rauno Perttu an individual who resides in Jacksonville OR and receives mail at PO Box 1049, Jacksonville OR 97530

(hereinafter called the "Executive")

 OF THE SECOND PART

WHEREAS the Executive is employed either directly or indirectly by Aultra Gold Inc as its President and Chief Executive Officer in connection with the continuing operations of the business carried on by Aultra Gold Inc. (the "Business”).

AND WHEREAS Aultra Gold Inc. and the Executive wish to set out the terms of the Executive's employment.

NOW THEREFORE IN CONSIDERATION OF the covenants and agreements contained in this agreement made by each party in favor of the other, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT TO EMPLOY

1.	The Company agrees to employ the Executive in connection with the business on the terms and conditions set out herein (the AEmployment@), and the Executive agrees to accept employment on such terms.

TERM

2.	The term of this agreement and the employment shall be for a term of two years, provided that

(A)	The Company may terminate this agreement and the employment at any time as set out in paragraphs 8 and 9 hereof;

(B)	The Executive may terminate this Agreement and the Employment at any time as set out in paragraph 10 hereof;

(C)	This agreement and the employment are automatically terminated when the Executive dies, subject to paragraph 11 hereof and

DUTIES AND RESPONSIBILITIES

3.
The Executive shall occupy the position of President and Chief Executive Officer of the Company and shall, in such capacities, have the authority and perform the duties, assigned from time to time by the Board of Directors of Aultra Gold Inc..  The Executive agrees to provide his services at such locations as Aultra may require.  Aultra agrees that it shall not permanently relocate the Executive outside his country of domicile without the consent of the Executive.

CONFLICT OF INTEREST/DUTY OF LOYALTY

4.
The Executive agrees to devote all of his regular working time during the Employment to the Business and while the Executive may engage or have personal interests in other enterprises and occupations or become a principal, agent, director, or officer of another company, firm or person, as applicable, he may not do so if such activity may interfere materially with the Executive’s duties and responsibilities hereunder without the approval, not to be unreasonably withheld, of the Board of Directors of the Company.

5.
The Executive agrees to keep the affairs of the Business, financial and otherwise, strictly confidential and shall not disclose the same to any person, company or firm, directly or indirectly, during or after his employment by Aultra Gold Inc. except within his jurisdiction of acting as a senior officer of Aultra Gold Inc. or as otherwise authorized in writing by the Board of Directors of the Company.  The Executive agrees not use such information, directly or indirectly, for his own interests, or any interests other than those of the Business, whether or not those interest conflict with the interests of the Business during or after his employment by the Company.  The Executive also agrees to sign, at Aultra Gold Inc. =s request, a confidentiality and restrictive covenant agreement as customarily used in the industry.

REMUNERATION

6.	The Executive shall be remunerated as follows during the term of this agreement:

(A)	Base Salary of $120,000 per annum (ABase Salary@) payable monthly and to be reviewed biannually by the Board of Directors of Aultra Gold Inc.

(B)	Such bonus under the Aultra Gold Inc bonus plan when and if established by the Board of Directors.

(C)
All benefits effective as of the date of this Agreement) and such further benefits that may be made available to employees or officers of Aultra Gold Inc from time to time as are appropriate, on terms determined by the Board of Directors of Aultra Gold Inc. any or all of which shall form part of this Agreement.

(D)	Annual vacation of 25 working/business days.

(E)	For tax purposes all payments will be treated by Executive as consulting fees.

(F)
The issuance of 30,000,000 common shares of Aultra Gold Inc. shares with a ten year restriction that the Board may rescind those shares within that ten year period if any one of the following has not occurred in that ten year period:

d)	If the non-Basin Gulch gold resource base of the Company does not exceed two million ounces of gold;

e)	If the Company does not have an operating mine which generates at least $10,000,000 of gross sales from operations as shown on it’s annual audited financial statements.

f)	The Company’s share price does not exceed $5.00 per share

It is the intent of the Board that this allocation of restricted shares shall be an incentive to the President to establish Aultra Gold Inc. as a successful operating corporation.

7.           The Executive shall also be eligible an incentive stock option for common shares of Aultra Gold Inc subject to applicable regulatory rules, and the provisions of the Company=s stock option plan

REIMBURSEMENT OF EXPENSES

8.
All the Executive=s reasonable expenses related to the Business will be reimbursed upon the submittal by the Executive of an expense report with appropriate supporting documentation including any relocation expenses which may be reasonably incurred by the Executive.

TERMINATION

9.
This Agreement and the Employment may be terminated by Aultra Gold Inc. summarily and without notice, or payment in lieu of notice, severance payments, benefits, damages of any sums whatsoever, on the occurrence of any one or more of the following events:

(A)
cause for termination of the Executive at common law exists resulting from, without limiting the generality of the foregoing, fraud, dishonesty, illegality, material breach of statute or regulation, or gross incompetence;

(B)	failure on the part of the Executive to disclose material facts concerning his business interests outside Aultra Gold Inc. which conflict with the interests of Aultra Gold Inc;

(C)	refusal on the part of the Executive to follow reasonable and lawful directions of the Board of Directors of Aultra Gold Inc.;

(D)	Breach of fiduciary duty on the part of the Executive to Aultra Gold Inc in the event the Executive is a director or officer of Aultra Gold Inc. or its subsidiaries;

(E)	Material breach of this Agreement or gross negligence on the part of the Executive in carrying out his duties under this Agreement; or

(F)	A declaration of bankruptcy on the part of the Executive by a court of competent jurisdiction.

(G)	Notice from any regulatory agency that a termination is required or necessary to maintain good standing with that agency.

10.
This Agreement and the Employment may be terminated on notice by Aultra Gold Inc to the Executive for any reason other than for the reasons set out in paragraph 8 of this Agreement upon payment to the Executive at termination of 12 months= Base Salary and benefits in lieu of notice, severance, damages or other payments of any kind whatsoever.

11.
This Agreement and the Employment may be terminated on notice by the Executive to Aultra Gold Inc by giving 60 days notice, as a result of which Aultra Gold Inc. shall have no further obligations to the Executive following the effective date of termination save as provided for in paragraph 8 of this Agreement.

12.
In the event of the Executive=s death or in the event this Agreement and the Employment are terminate pursuant to paragraph 2 (C) hereof, the benefits referred to in paragraph 6 (c) to which the Executive or his estate becomes entitled as at the date of the his death, applicable, shall not be forfeited but shall be paid in full.

SEVERALABILITY

13.
The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any provisions, and any invalid provision will be severable from this Agreement.

GOVERNING LAW

14.	This Agreement is governed by and is to be construed, interpreted and enforced accordance with the laws of the employee=s country of residence.

HEIRS/SUCCESSORS BOUND

15.	This Agreement enures to the benefit of and is binding upon the parties and their respective heirs, administrators, executors, successors and assigns as appropriate.

ASSIGNMENT

16.	This Agreement is not assignable by a party without the consent in writing of the other party, which consent may not be unreasonably withheld.

ENTIRE AGREEMENT

17.
As of its date of execution, this Agreement supercedes all prior agreements between the parties, and constitutes the entire agreement between the parties.  The parties agree that there are no other collateral agreements or understandings between them except as set out in this Agreement.

AMENDMENT

18.	This Agreement may be amended only in writing signed by the parties and witnessed.

HEADINGS

19.	All headings in this Agreement are for convenience only and shall not be used for the interpretation of this Agreement.

RECOURSE ON BREACH

20.
The Executive acknowledges that, in relation to paragraphs 5 and 26 of this Agreement, damages would be an insufficient remedy for a breach of this Agreement and agrees that Aultra Gold Inc. may apply for and obtain any relief available to it in a court of law or equity, including injunctive relief, to restrain breach or threat of breach of this Agreement or to enforce the covenants contained therein.

INSURANCE BENEFITS

21.
Upon termination of this Agreement and the Employment hereunder for any reason, any accrued benefits or interest under employee benefits or interest under employee benefit programs then held by Aultra Gold Inc. in respect of the Executive shall be, to the extent possible, assigned to the Executive at no cost to him, provided that the Executive shall thereupon and thereafter be responsible for the making of any payment or premium in respect thereof.

CONFIDENTIALITY OF AGREEMENT

22.
The parties agree that this Agreement is confidential and shall remain so.  The parties agree that this Agreement or the contents hereof shall be divulged by any party without the consent in writing of the other party, with the exception of disclosure to personal advisors and the disclosure that may be required by the laws of any jurisdiction in which the Business is conducted or may be conducted in the future.  Each party agrees to request of its personal advisors that they enter into similar agreements of confidentiality if requested to do so by the other party to this Agreement.

INDEPENDENT LEGAL ADVICE

23.
The Executive agrees that he had independent legal advice in connection with the execution of the Agreement in its entirety, understands its contents and is signing this Agreement freely and voluntarily, without duress or undue influence of any party.

NOTICE

24.
Any notice required or permitted to be made or given under this Agreement to either party shall be in writing and shall be sufficiently given if delivered personally, by telecopy or if sent by prepaid registered mail to the intended recipient of such notice at:

a) In the case of Aultra Gold Inc. to:

AULTRA GOLD INC., a company incorporated under the laws of the State of Nevada having an office at PO Box 1049. Jacksonville, OR 97530

b) In the case of the Executive, to:

Rauno Perttu an individual who resides in Jacksonville OR and receives mail at PO Box 1049, Jacksonville OR 97530

Or at such other address as the party to whom such writing is to be given shall provide in writing to the party giving the said notice.  Any notice delivered to the party to whom it is addressed shall be deemed to have been given and received on the day it is so delivered or sent by telecopy and so received, or, if such day is not a business day, then on the next business day following any such day.  Any notice mailed shall be deemed to have given and received on the fifth business day following the date of mailing.

CONFIDENTIALITY/NON-COMPETITION

25.
The parties hereby agree that all trade secrets, trade names, client information, client files, mining assets and information in connection therewith relating to the Business shall become or remain, on execution of this Agreement, and shall thereafter, as the case may be, the sole property of Aultra Gold Inc whether arising before or after the execution of this Agreement.  The Executive agrees not to divulge any of the foregoing to any person, partnership or corporation or to assist in the disclosure or divulging of any such information, directly or indirectly, except as authorized in writing by the Board of Directors of Aultra Gold Inc.

SURVIVAL

26.	Paragraphs 5, 22, 24 and 26 shall survive the termination of this Agreement and the Employment and shall continue in full force and effecting according to their terms.

IN WITNESS WHEREOF the parties hereto have executed these presents under their respective seals and hands of their proper offices authorized in that behalf, as applicable.

Per_____________________________	Per________________________
Authorized Signatory of Aultra Gold Inc.	Employee

SIGNED, by in the presence of

_____________________________	________________________
Signature Signature

____________________________	_________________________
Print Name Print Name

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Address Address